Exhibit 99.01

El Paso Electric

NEWS RELEASE

For Immediate Release	Contact:	Investor
Date: February 22, 2007	Media	Relations:
	Teresa Souza	Steve Busser
	915/543-5823	915/543-5983
Rachelle Williams
915/543-2257

El Paso Electric Announces Fourth Quarter Financial Results

Overview

•

For the fourth quarter 2006, EE reported net income of $15.8 million, or $0.34 basic and diluted earnings per share, which includes an extraordinary gain of $6.1 million, net of tax, or $0.13 basic and diluted earnings per share. In the fourth quarter of 2005, EE had net income of $6.7 million, or $0.14 basic and diluted earnings per share, including a net loss of $1.1 million, net of tax, or $0.02 loss per basic and diluted share for the cumulative effect of an accounting change.

•

For the twelve months ended December 31, 2006, EE reported net income of $67.5 million, or $1.42 and $1.40 basic and diluted earnings per share, respectively, which includes an extraordinary gain of $6.1 million, net of tax, or $0.13 basic and diluted earnings per share. Net income for the twelve months ended December 31, 2005 was $35.5 million, or $0.75 and $0.74 basic and diluted earnings per share, respectively, which included a net loss of $1.1 million, net of tax, or $0.02 loss per basic and diluted share for the cumulative effect of an accounting change.

•

EE’s recognized extraordinary gain of $6.1 million, net of tax, or $0.13 basic and diluted earnings per share, for the twelve months ended December 31, 2006 was to account for the re-application of Statement of Financial Accounting Standards No. 71, “Accounting for the Effects of Certain Types of Regulation” to its Texas regulatory jurisdiction.

“We realized a 30% improvement in earnings, excluding extraordinary items, in the fourth quarter of 2006 compared to the fourth quarter of 2005 in large part due to increased margins from off-system sales.” said Gary Hedrick, President and CEO. “The increase in off-system sales margins reflected increased output from Palo Verde in the fourth quarter of 2006 relative to the fourth quarter of 2005. Earnings before extraordinary items

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

for calendar year 2006 increased $0.27 per share or 26% compared to calendar year 2005 earnings, before the cumulative effect of an accounting change in 2005 and adjusted for the loss in 2005 on the reacquisition of debt. This earnings increase resulted from increased revenues from customer growth, off-system sales, and transmission wheeling”.

Earnings Summary

The table and explanations below present the major factors affecting 2006 net income relative to 2005, before the consideration of the extraordinary gain in 2006 (discussed below) and the cumulative effect of accounting change in 2005.

	Quarter Ended			Twelve Months Ended
	Pre-tax Effect	After-tax Net Income	Basic EPS	Pre-tax Effect	After-tax Net Income	Basic EPS
December 31, 2005		$7,808	$0.16		$36,615	$0.77
Changes in:
Off-system sales retained margins	$5,238	3,248	0.07	$4,511	2,797	0.06
Fossil fuel plant O&M	3,677	2,280	0.05	(4,060)	(2,517)	(0.05)
Taxes other than federal income	1,496	927	0.02	(5,527)	(3,427)	(0.07)
Base revenue	1,360	843	0.02	9,581	5,940	0.12
Increase in fuel recoveries	944	586	0.01	5,148	3,192	0.07
Wheeling revenue	154	96	—	5,911	3,665	0.08
Loss on extinguishment of debt	—	—	—	19,561	12,128	0.25
Incentive compensation accrual	(3,257)	(2,020)	(0.04)	(2,866)	(1,777)	(0.04)
State income tax adjustment	—	—	—	—	6,174	0.13
Palo Verde O&M	(1,863)	(1,155)	(0.02)	(12,984)	(8,050)	(0.17)
Transmission and distribution O&M	(1,318)	(817)	(0.02)	(6,823)	(4,230)	(0.09)
Depreciation	(1,196)	(741)	(0.01)	14,022	8,694	0.18
Interest on long-term debt	(727)	(451)	(0.01)	5,110	3,168	0.07
Other		(846)	(0.02)		(985)	(0.02)

December 31, 2006		$9,758	$0.21		$61,387	$1.29

Fourth Quarter

Earnings for the quarter ended December 31, 2006 when compared to the same period last year were positively affected by:

•	Increased off-system sales retained margins in 2006 due to increased MWh sales and higher margins per megawatt-hour.

•	Decreased fossil fuel plant operation and maintenance expense in 2006 due to scheduled maintenance in 2005 with no comparable activity in 2006.

•	Increased base revenue in 2006 due to increased kWh sales to our commercial and industrial customers and our public authority customers.

•	Decreased taxes other than federal income tax due to lower property taxes.

Earnings for the quarter ended December 31, 2006 when compared to the same period last year were negatively affected by:

•	Increased accrual for employee incentive payments.

•	Increased Palo Verde non-fuel operations and maintenance expenses in 2006.

•	Higher operations and maintenance costs for our transmission and distribution system.

•	Increased depreciation and amortization expense due to increased investment in electric plant.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

Year-Ended

Earnings for the twelve months ended December 31, 2006 when compared to the same period last year were positively affected by:

•	The loss on extinguishment of debt incurred in 2005 related to the refinancing of our first mortgage bonds in May 2005 with no comparable activity in 2006.

•	Decreased depreciation expense as a result of completing the recovery, in July 2005, of certain fresh-start accounting related assets over the period of the Texas Rate Stipulation.

•

A reduction in state income tax expense in 2006 to recognize the change in tax rates resulting from changes in the Texas franchise (income) tax law in May 2006. This adjustment was a non-cash change in the second quarter of 2006.

•	Higher retail base revenues due to a 2.5% increase in retail kilowatt-hour sales in 2006, primarily due to growth in customers served.

•	Increased transmission wheeling revenues in 2006.

•

Increased net fuel recoveries primarily due to the recovery of purchased power capacity payments in New Mexico in 2006, increased transmission expenses in Texas fuel recoveries, and a Texas fuel disallowance in 2005.

•	Decreased interest on long-term debt in 2006 resulting from refinancing our first mortgage bonds in May 2005 and reissuing and remarketing pollution control bonds in August 2005.

•	Increased off-system sales retained margins in 2006 primarily due to an increase in the margins retained in Texas from 50% to 75% beginning in July 2005.

Earnings for the twelve months ended December 31, 2006 when compared to the same period last year were negatively affected by:

•	Increased Palo Verde non-fuel operations and maintenance expenses in 2006 as discussed below.

•	Higher operations and maintenance costs for our transmission and distribution system.

•

Increased taxes other than income taxes primarily due to higher revenue-related taxes. Revenue-related tax increases included an increase in the gross receipts tax rate in the City of El Paso in August 2005 and higher taxable revenues including the collection of fuel surcharges in Texas.

•	Higher operations and maintenance costs at our gas-fired generating plants, due to an increased number of planned and unplanned outages in 2006 relative to 2005.

•	Increased accrual for employee incentive payments.

Key Earnings Drivers

Our on-going earnings are largely influenced by base revenues from retail electric customers, operations at Palo Verde, and off-systems sales margins.

Retail Base Revenues

Retail base revenues increased by $1.3 million, pretax, or 1.3% in the fourth quarter of 2006 compared to the same period in 2005 due to increased revenues from our large commercial and industrial customers and from our sales to public authorities. Large commercial and industrial revenues increased by $1.0 million or 10.6% in the fourth quarter of 2006 compared to the same period in 2005 primarily due to a 13.2% increase in kWh sales. Sales to public authorities increased by $0.6 million or 3.8% in the fourth quarter of 2006 compared to the same

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

period last year due primarily to a 9% increase in kWh sales. The increases in large commercial and industrial base revenues and base revenues from sales to public authorities were partially offset by a 1% decrease in residential base revenues due to lower kWh sales.

Retail base revenues for the twelve months ended December 31, 2006 increased $9.5 million or 2.2% largely due to a 2.7% increase in the average number of customers served. KWh sales to retail customers increased 2.5% in the twelve months ended December 31, 2006 compared to the 2005 period. Mild winter weather in the first quarter of 2006 was largely offset by warmer weather in the second quarter of 2006. Cooling and heating degree days for the twelve months ended December 31, 2006 were approximately 3.6% and 7.5% below 2005, respectively. As a result, retail base revenues for the residential, small commercial and industrial and other public authorities customer classes increased primarily due to customer growth. Retail base revenues for large commercial and industrial customers increased primarily as a result of increased kWh sales to large industrial customers.

Palo Verde Operations

We own approximately 622 megawatts (undivided interest) of generating capacity in the three generating units at the Palo Verde nuclear power station. The operation of Palo Verde not only affects our ability to make off-system sales, but also impacts fuel costs to native load customers and represents a significant portion of our non-fuel operating expenses. Generation from Palo Verde declined 7% in the twelve months ended December 31, 2006 compared to the same period in 2005 primarily due to reduced output from Palo Verde Unit 1. As previously disclosed, Palo Verde Unit 1 operated at significantly reduced power levels from December 25, 2005 until March 18, 2006 and did not operate from March 18, 2006 until early July 2006 while repairs and modifications were made to one of its shutdown cooling lines. Palo Verde Unit 1 reached full capacity on July 16, 2006. Palo Verde Unit 1 experienced a 27-day outage in September and October 2006 to replace pressurizer heaters. Palo Verde output improved in the fourth quarter from 61% in 2005 to 74% in 2006 reflecting an extended outage at Palo Verde Unit 1 in 2005 for refueling and replacement of steam generators. Palo Verde operations and maintenance costs increased $13.0 million pretax and $8.0 million after-tax, or $0.17 per share, for the twelve months ended December 31, 2006 compared to the same period last year primarily due to the repairs and modifications at Unit 1 and scheduled maintenance and refueling outages at Unit 3 and Unit 2 in the second quarter and the fourth quarter of 2006, respectively.

Off-system Sales

We continue to make off-system sales in the wholesale power markets when competitively priced excess power is available from our generating plants and purchased power contracts. The table below shows megawatt-hours of off-system sales and the pretax margins realized and retained by us from sales for the quarter and twelve month periods ended December 31, 2006 and 2005:

	Quarter Ended December 31		Twelve Months Ended December 31
	2006	2005	2006	2005
MWh sales	580,151	227,479	1,635,407	1,420,778
Total margins (in thousands)	$8,603	$2,112	$22,600	$20,267
Retained margins (in thousands)	$6,944	$1,706	$18,261	$13,750

For the quarter ended December 31, 2006, retained margins from off-system sales increased approximately $5.2 million, pretax, over the corresponding period in 2005 primarily due to the increase in off-system kilowatt-hour sales of 155% and an increase in the average margin per megawatt-hour. In the fourth quarter of 2006, increased output from Palo Verde allowed us to sell more power from our generating units in the wholesale market. In addition, we realized $1.5 million in margins from arbitrage transactions in the fourth quarter of 2006. These are transactions where we purchase power and resell it to realize a margin on the transaction. For

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

the twelve months ended December 31, 2006, our retained margins increased approximately $4.5 million, pretax, reflecting the increase in off-system sales and retained margins in the fourth quarter of 2006. The increase in retained margins was also due to our retention of a higher percentage of margins in Texas which increased in July 2005 to 75% compared to the previous 50% as a result of the new rate agreement with the City of El Paso which was approved by the Public Utility Commission of Texas (PUCT). The table below shows on a per MWh basis, revenues, costs and margins from off-system sales for 2006 and 2005:

Quarter Ended	Average Revenue Per MWh	Average Cost of Energy Per MWh	Average Margin Per MWh
March 31, 2005	$45.49	$24.15	$21.34
June 30, 2005	$47.45	$42.86	$4.59
September 30, 2005	$65.64	$53.16	$12.48
December 31, 2005	$71.15	$61.86	$9.29
March 31, 2006	$68.99	$49.07	$19.92
June 30, 2006	$48.39	$45.70	$2.69
September 30, 2006	$63.97	$49.48	$14.49
December 31, 2006	$53.38	$38.55	$14.83

Re-application of SFAS No. 71 to EE’s Texas Jurisdiction

Regulated electric utilities typically prepare their financial statements in accordance with SFAS No. 71. Under this accounting standard, certain recoverable costs are shown as regulatory assets on a utility’s balance sheet if the regulator provides assurance that these costs will be charged to and collected from its customers (or has already permitted such cost recovery). Refund obligations as a result of regulatory actions are recognized as regulatory liabilities on a utility’s balance sheet. The resulting regulatory assets and liabilities are amortized in subsequent periods based upon the period of their inclusion in a utility’s cost of service.

Beginning in 1991, we discontinued the application of SFAS No. 71 to our financial statements. This decision was based on the determination that our rates were no longer designed to recover our costs of providing service to customers. Upon emerging from bankruptcy in 1996, we again concluded that we did not meet the criteria for applying SFAS No. 71 because of the 10-year rate freeze in Texas and our ongoing intention not to seek changes in our New Mexico rates, which had been established in 1990.

Our Texas jurisdiction had been operating under a rate freeze which expired on July 31, 2005 and a new rate agreement was entered into with the City of El Paso in July 2005. While the new rate agreement was implemented in the Texas jurisdiction, the fuel provisions of the rate agreement required approval by the PUCT. The PUCT issued a final order on December 8, 2006 approving the fuel provisions and extending the agreement to all of our other retail customers in Texas. Due to changes in our cost structure and provisions in these rate agreements providing for recovery of our costs of providing service in Texas, we determined that our Texas jurisdiction met the criteria for the re-application of SFAS No. 71 at December 31, 2006.

As a result of this re-application, we recorded $9.6 million of regulatory assets and $3.5 million of associated deferred tax liabilities, and recorded a $6.1 million extraordinary gain, net of tax, or $0.13 basic and diluted earnings per share for the twelve months ended December 31, 2006. Regulatory assets recorded as of December 31, 2006 are currently being recovered through the Texas fixed fuel factor. Other regulatory assets and liabilities will be recorded when recognized in Texas rates. Effective with the re-application of SFAS No. 71 and in accordance with regulatory accounting requirements, we will include an allowance for equity and borrowed funds used during construction as a cost of construction of electric plant in service. The allowance for

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

equity funds used during construction will be recognized as income and the allowance for borrowed funds used during construction will be shown as capitalized interest charges in our statement of operation. Prior to the re-application of SFAS No. 71, we capitalized interest costs in accordance with SFAS No. 34, Capitalization of Interest Costs.

We had previously re-applied SFAS No. 71 to our New Mexico jurisdictional operations in the third quarter of 2004.

Capital and Liquidity

At December 31, 2006, common stock equity comprised 47.6% of our permanent capitalization (common stock, long-term debt and the current portion of long-term debt and financing obligations).

Cash flows from operations for the twelve months ended December 31, 2006 increased to $220.2 million from $107.5 million in the corresponding period in 2005 due to our recovery of fuel costs on a current basis and our recovery of deferred fuel revenues through fuel surcharges. In Texas, fuel costs are recovered through a fixed fuel factor which may be adjusted twice a year. We record deferred fuel revenues and a deferred asset for the under-recovery of fuel costs until they can be recovered from Texas customers. In October 2005, we began recovering through a fuel surcharge $53.6 million of fuel under-recoveries over a 24-month period. In February 2006, we increased our fuel factors on an interim basis and implemented an additional fuel surcharge to recover $34 million of fuel under-recoveries, including interest through the surcharge period, over a twelve-month period. In the twelve month period ended December 31, 2006, we collected $56.9 million of deferred fuel revenues in Texas through fuel surcharges compared to $6.0 million collected in 2005. In the twelve month period ended December 31, 2006, we over-collected fuel costs by $3.7 million compared to fuel under-collections of $79.5 million for the same time period last year.

The increase in cash flows from operations has allowed us to internally finance additional investments in electric utility plant, to repurchase $62.4 million of common stock and to increase our balance of cash and temporary investments by $32.1 million in 2006. During the fourth quarter of 2006, EE repurchased 862,720 shares of common stock in the open market at an aggregate cost of $21.0 million. In September 2006, the Board of Directors authorized the repurchase of up to 2.3 million shares of common stock (the 2006 Plan). The shares authorized under the 2006 Plan were in addition to the shares which remained available under a buyback program previously approved by the Board of Directors in February 2004 (the 2004 Plan). During the third quarter of 2006, EE completed the repurchase of all shares available under the 2004 Plan. As of December 31, 2006, approximately 1.3 million shares remain available for repurchase under the 2006 Plan.

Conference Call

A conference call to discuss fourth quarter 2006 earnings is scheduled for 4 p.m. Eastern Time, Thursday, February 22, 2007. The dial-in number is 888-455-0031 with a passcode of 2007. The conference leader will be Scott Wilson, Executive Vice President and Chief Financial and Administrative Officer of EE. A replay will run through March 9, 2007. The dial-in number is 866-484-6421 and a passcode is not required for the replay. The conference call and presentation slides will be webcast live on EE’s website found at http://www.epelectric.com. A replay of the webcast will be available shortly after the call.

Safe Harbor

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

Factors that could cause or contribute to such differences include, but are not limited to: (i) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers; (ii) determinations by regulators that may adversely affect EE’s ability to recover previously incurred fuel costs in rates; (iii) fluctuations in off-system sales margins due to uncertainty in the economy power market and the availability of generating units; (iv) unanticipated increased costs associated with scheduled and unscheduled outages; (v) the cost of replacing steam generators for Palo Verde Unit 3 and other costs at Palo Verde; (vi) the costs of legal defense and possible judgments which may accrue as the result of ongoing litigation or any regulatory proceeding; (vii) deregulation of the electric utility industry; (viii) reduced wholesale margins; (ix) possible increased costs of compliance with environmental or other laws, regulations and policies; (x) possible income tax and interest payments as a result of audit adjustments proposed by the IRS; (xi) possible warranty obligations attributable to MiraSol Energy Services, a subsidiary of EE; (xii) a possible reduction in the reliability of our service and possible added expense in the event of a strike by, or lock out of, our union employees; and (xiv) other factors detailed by EE in its public filings with the Securities and Exchange Commission. EE’s filings are available from the Securities and Exchange Commission or may be obtained through EE’s website, http://www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. EE does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of EE except as required by law.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

El Paso Electric Company and Subsidiary

Consolidated Statements of Operations

Quarter Ended December 31, 2006 and 2005

(In thousands except for per share data)

(Unaudited)

	2006	2005	Variance
Operating revenues, net of energy expenses:
Base revenues	$104,362	$103,002	$1,360	(a)
Off-system sales margin, net of sharing	6,944	1,706	5,238
Other	3,745	2,572	1,173	(b)

Operating Revenues Net of Energy Expenses	115,051	107,280	7,771
Other operating expenses:
Other operations and maintenance	44,590	42,739	1,851
Palo Verde operations and maintenance	22,235	20,372	1,863
Taxes other than income taxes	10,769	12,265	(1,496)
Loss on extinguishments of debt	—	113	(113)
Other income	3,033	1,184	1,849

Earnings Before Interest, Taxes, Depreciation and Amortization	40,490	32,975	7,515	(c)
Depreciation and amortization	17,489	16,293	1,196
Interest on long-term debt	9,202	8,475	727
Capitalized interest and other	(1,473)	(1,607)	134

Income Before Income Taxes, Extraordinary Item and Cumulative Effect of Accounting Change	15,272	9,814	5,458
Income tax expense	5,514	2,006	3,508

Income Before Extraordinary Item and Cumulative Effect of Accounting Change	9,758	7,808	1,950
Extraordinary item, net	6,063	—	6,063	(d)
Cumulative effect of accounting change, net	—	(1,093)	1,093	(e)

Net Income	$15,821	$6,715	$9,106

Basic Earnings per Share:
Income before extraordinary item and cumulative effect of accounting change	$0.21	$0.16	$0.05
Extraordinary item, net	0.13	—	0.13
Cumulative effect of accounting change, net	—	(0.02)	0.02

Net Income	$0.34	$0.14	$0.20

Diluted Earnings per Share:
Income before extraordinary item and cumulative effect of accounting change	$0.21	$0.16	$0.05
Extraordinary item, net	0.13	—	0.13
Cumulative effect of accounting change, net	—	(0.02)	0.02

Net Income	$0.34	$0.14	$0.20

Weighted average number of shares outstanding	46,414	47,905	(1,491)

Weighted average number of shares and dilutive potential shares outstanding	46,961	48,680	(1,719)

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $6.9 million and $6.8 million, respectively.

(b)	Other revenues includes transmission wheeling revenues, fuel revenues in excess of energy expenses, and miscellaneous service revenues.

(c)	EBITDA is a non-GAAP financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.

(d)	Net of income tax expense of approximately $3.5 million.

(e)	Net of income tax benefit of approximately $0.7 million.

El Paso Electric Company and Subsidiary

Consolidated Statements of Operations

Twelve Months Ended December 31, 2006 and 2005

(In thousands except for per share data)

(Unaudited)

	2006	2005	Variance
Operating revenues, net of energy expenses:
Base revenues	$447,734	$438,153	$9,581	(a)
Off-system sales margin, net of sharing	18,261	13,750	4,511	(b)
Other	20,115	9,100	11,015	(c)

Operating Revenues Net of Energy Expenses	486,110	461,003	25,107
Other operating expenses:
Other operations and maintenance	173,773	160,834	12,939
Palo Verde operations and maintenance	77,775	64,791	12,984
Taxes other than income taxes	50,554	45,027	5,527
Loss on extinguishments of debt	—	19,561	(19,561)
Other income	3,728	2,560	1,168

Earnings Before Interest, Taxes, Depreciation and Amortization	187,736	173,350	14,386	(d)
Depreciation and amortization	68,446	82,468	(14,022)
Interest on long-term debt	35,652	40,762	(5,110)
Capitalized interest and other	(3,815)	(5,084)	1,269

Income Before Income Taxes, Extraordinary Item and Cumulative Effect of Accounting Change	87,453	55,204	32,249
Income tax expense	26,066	18,589	7,477

Income Before Extraordinary Item and Cumulative Effect of Accounting Change	61,387	36,615	24,772
Extraordinary item, net	6,063	—	6,063	(e)
Cumulative effect of accounting change, net	—	(1,093)	1,093	(f)

Net Income	$67,450	$35,522	$31,928

Basic Earnings per Share:
Income before extraordinary item and cumulative effect of accounting change	$1.29	$0.77	$0.52
Extraordinary item, net	0.13	—	0.13
Cumulative effect of accounting change, net	—	(0.02)	0.02

Net Income	$1.42	$0.75	$0.67

Diluted Earnings per Share:
Income before extraordinary item and cumulative effect of accounting change	$1.27	$0.76	$0.51
Extraordinary item, net	0.13	—	0.13
Cumulative effect of accounting change, net	—	(0.02)	0.02

Net Income	$1.40	$0.74	$0.66

Weighted average number of shares outstanding	47,664	47,712	(48)

Weighted average number of shares and dilutive potential shares outstanding	48,164	48,308	(144)

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $30.0 million and $29.4 million, respectively.

(b)	The Company retained 50% of margins through June 30, 2005. Beginning in July 2005 the Company retained 75% of margins.

(c)	Other revenues include transmission wheeling revenues, fuel revenues in excess of energy expenses, and miscellaneous service revenues.

(d)	EBITDA is a non-GAAP financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.

(e)	Net of income tax expense of approximately $3.5 million.

(f)	Net of income tax benefit of approximately $0.7 million.

El Paso Electric Company and Subsidiary

Cash Flow Summary

Twelve Months Ended December 31, 2006 and 2005

(In thousands and Unaudited)

	2006	2005
Cash flows from operating activities:
Net income	$67,450	$35,522
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization of electric plant in service	68,446	82,468
Extraordinary item, net	(6,063)	—
Cumulative effect of accounting change, net	—	1,093
Deferred income taxes, net	20,214	25,286
Loss on extinguishment of debt	—	19,561
Other	27,392	27,052
Change in working capital items:
Net recovery (deferral) of fuel revenues	59,749	(73,549)
Other	(17,033)	(9,939)

Net cash provided by operating activites	220,155	107,494

Cash flows from investing activites:
Cash additions to utility property, plant and equipment	(103,002)	(88,263)
Cash additions to nuclear fuel	(17,602)	(15,888)
Decommissioning trust funds	(8,318)	(8,930)
Other	(4,040)	(5,510)

Net cash used for investing activities	(132,962)	(118,591)

Cash flows from financing activities:
Proceeds from exercise of stock options	3,140	5,440
Repurchases of treasury stock	(62,392)	—
Reacquisition and remarketing of debt	—	(574,982)
Issuance of new debt	—	590,823
Nuclear fuel financing obligation	4,334	711
Other	(130)	(32,340	)(a)

Net cash used for financing activities	(55,048)	(10,348)

Net increase (decrease) in cash and temporary investments	32,145	(21,445)
Cash and temporary investments at beginning of period	7,956	29,401

Cash and temporary investments at end of period	$40,101	$7,956

Cash Interest Payments	$33,302	$48,407

(a)	Includes $22.4 million in 2005 to settle cash flow hedge associated with issuance of senior notes in June 2005.

El Paso Electric Company

Quarter Ended December 31, 2006 and 2005

Sales and Revenues Statistics

	2006	2005	Increase (Decrease)
MWh sales:
Retail:
Residential	470,346	481,122	(2.2%)
Commercial and industrial, small	499,634	495,109	0.9%
Commercial and industrial, large	318,960	281,644	13.2%
Sales to public authorities	318,383	292,169	9.0%

Total retail sales	1,607,323	1,550,044	3.7%

Wholesale:
Sales for resale	9,394	7,867	19.4%
Off-system sales	580,151	227,479	155.0%

Total wholesale sales	589,545	235,346	150.5%

Total MWh sales	2,196,868	1,785,390	23.0%

Operating revenues (in thousands):
Base revenues:
Retail:
Residential	$38,571	$38,945	(1.0%)
Commercial and industrial, small	38,302	38,216	0.2%
Commercial and industrial, large	10,525	9,517	10.6%
Sales to public authorities	16,579	15,977	3.8%

Total retail base revenues	103,977	102,655	1.3%
Wholesale:
Sales for resale	385	347	11.0%

Total base revenues	104,362	103,002	1.3%
Fuel revenues:
Recovered from customers during the period (a)	52,223	48,430	7.8%
Under/(over) collection of fuel	(5,127)	35,078	—
New Mexico fuel in base revenues	6,852	6,837	0.2%

Total fuel revenues	53,948	90,345	(40.3%)
Off-system sales	30,968	16,185	91.3%
Other	4,003	3,865	3.6%

Total operating revenues	$193,281	$213,397	(9.4%)

Off-system sales (in thousands):
Gross margins	$8,603	$2,112	307.3%
Retained margins	6,944	1,706	307.0%
Average number of retail customers:
Residential	311,271	303,400	2.6%
Commercial and industrial, small	32,916	31,905	3.2%
Commercial and industrial, large	58	60	(3.3%)
Sales to public authorities	4,792	4,776	0.3%

Total	349,037	340,141	2.6%

Number of retail customers (end of period):
Residential	311,923	304,031	2.6%
Commercial and industrial, small	32,950	31,969	3.1%
Commercial and industrial, large	58	61	(4.9%)
Sales to public authorities	4,800	4,792	0.2%

Total	349,731	340,853	2.6%

			10 Yr Average
Weather statistics
Heating degree days	980	885	1,065
Cooling degree days	72	84	99

(a)	Excludes $13.8 million and $6.0 million, respectively, of prior periods deferred fuel revenues recovered through Texas fuel surcharges for the three months ended December 31, 2006 and 2005.

El Paso Electric Company

Quarter Ended December 31, 2006 and 2005

Generation and Purchase Power Statistics

	2006	2005	Increase (Decrease)
Generation and purchased power (MWh):
Palo Verde	1,014,062	812,176	24.9%
Four Corners	199,459	194,045	2.8%
Gas plants	585,796	616,641	(5.0%)

Total generation	1,799,317	1,622,862	10.9%
Purchased power	519,460	297,493	74.6%

Total available energy	2,318,777	1,920,355	20.7%
Line losses and Company use	121,909	134,965	(9.7%)

Total energy sales	2,196,868	1,785,390	23.0%

Palo Verde capacity factor	73.8%	61.3%
Four Corners capacity factor	85.4%	84.8%

El Paso Electric Company

Twelve Months Ended December 31, 2006 and 2005

Sales and Revenues Statistics

	2006	2005	Increase (Decrease)
MWh sales:
Retail:
Residential	2,113,733	2,090,098	1.1%
Commercial and industrial, small	2,159,599	2,126,918	1.5%
Commercial and industrial, large	1,204,707	1,165,506	3.4%
Sales to public authorities	1,343,129	1,270,116	5.7%

Total retail sales	6,821,168	6,652,638	2.5%

Wholesale:
Sales for resale	45,397	41,883	8.4%
Off-system sales	1,635,407	1,420,778	15.1%

Total wholesale sales	1,680,804	1,462,661	14.9%

Total MWh sales	8,501,972	8,115,299	4.8%

Operating revenues (in thousands):
Base revenues:
Retail:
Residential	$175,641	$173,007	1.5%
Commercial and industrial, small	161,359	158,406	1.9%
Commercial and industrial, large	40,502	39,192	3.3%
Sales to public authorities	68,438	65,861	3.9%

Total retail base revenues	445,940	436,466	2.2%
Wholesale:
Sales for resale	1,794	1,687	6.3%

Total base revenues	447,734	438,153	2.2%
Fuel revenues:
Recovered from customers during the period (a)	225,441	164,500	37.0%
Under/(over) collection of fuel	(3,655)	79,539	—
New Mexico fuel in base revenues	30,033	29,440	2.0%

Total fuel revenues	251,819	273,479	(7.9%)
Off-system sales	95,932	78,209	22.7%
Other	20,970	14,072	49.0	%(b)

Total operating revenues	$816,455	$803,913	1.6%

Off-system sales (in thousands):
Gross margins	$22,600	$20,267	11.5%
Retained margins	18,261	13,750	32.8%
Average number of retail customers:
Residential	308,483	300,581	2.6%
Commercial and industrial, small	32,591	31,573	3.2%
Commercial and industrial, large	58	59	(1.7%)
Sales to public authorities	4,797	4,658	3.0%

Total	345,929	336,871	2.7%

Number of retail customers (end of period):
Residential	311,923	304,031	2.6%
Commercial and industrial, small	32,950	31,969	3.1%
Commercial and industrial, large	58	61	(4.9%)
Sales to public authorities	4,800	4,792	0.2%

Total	349,731	340,853	2.6%

			10 Yr Average
Weather statistics:
Heating degree days	2,020	2,176	2,374
Cooling degree days	2,457	2,549	2,519

(a)	Excludes $56.9 million and $6.0 million, respectively, of prior periods deferred fuel revenues recovered through Texas fuel surcharges for the twelve months ended December 31, 2006 and 2005.

(b)	Primarily due to increased transmission revenues.

El Paso Electric Company

Twelve Months Ended December 31, 2006 and 2005

Generation and Purchase Power Statistics

	2006	2005	Increase (Decrease)
Generation and purchased power (MWh):
Palo Verde	3,793,728	4,077,558	(7.0%)
Four Corners	827,181	779,002	6.2%
Gas plants	2,287,097	2,643,584	(13.5%)

Total generation	6,908,006	7,500,144	(7.9%)
Purchased power	2,208,661	1,255,626	75.9%

Total available energy	9,116,667	8,755,770	4.1%
Line losses and Company use	614,695	640,471	(4.0%)

Total energy sales	8,501,972	8,115,299	4.8%

Palo Verde capacity factor	69.6%	77.4%
Four Corners capactiy factor	89.7%	86.1%

El Paso Electric Company and Subsidiary

Financial Statistics

At December 31, 2006 and 2005

(In thousands, except number of shares, book value per share, and ratios)

Balance Sheet	2006	2005
Cash and Temporary Investments	$40,101	$7,956

Common Stock Equity	$579,675	$556,439
Long-Term Debt, Net of Current Portion	590,865	590,838
Financing Obligations, Net of Current Portion	25,265	20,180

Total Capitalization	$1,195,805	$1,167,457

Current Portion of Long-Term Debt and Financing Obligations	$20,975	$21,727

Number of Shares - End of Period	45,994,900	48,142,321

Book Value Per Common Share	$12.60	$11.56

Common Equity Ratio	47.6%	46.8%
Debt Ratio	52.4%	53.2%